Exhibit 99

For Immediate Release: April 23, 2007	NEWS RELEASE

Telkonet Responds to Correspondence from the American Stock Exchange Announces the Appointment of a New Independent Director

Germantown, MD, Telkonet, Inc. (AMEX: TKO), the leader in providing in-building broadband access over existing electrical wiring, today announced that on April 17, 2007, Telkonet, Inc. (the “Company”) received notification from the American Stock Exchange (“AMEX”) that the Company is not in compliance with Section 120 and Section 121(A) of the AMEX Company Guide. Specifically, AMEX has taken the position that certain of the Company’s related party transactions were not reviewed by the Company’s Audit Committee or a comparable body of its Board of Directors as required by Section 120 and the Company does not have a sufficient number of independent directors such that a majority of its board of directors is deemed to be “independent” as such term is defined in the AMEX Company Guide.

Although the Company reasonably believes that it meets the AMEX continued listing standards and provided AMEX with a written analysis to support this belief, AMEX has declined to adopt the Company’s position and has instructed the Company to submit a plan of compliance no later than May 1, 2007 advising AMEX of the action it has taken, or will take, to bring the Company into compliance with Sections 120 and 121(A) of the AMEX Company Guide.

Immediately following receipt of AMEX’s letter, in connection with formulating the Company’s plan of compliance, the Company’s Chief Executive Officer and Chairman of the Board of Directors commenced a search for a new independent board member. On April 23, 2007, the Board of Directors held a meeting at which Stephen L. Sadle, the Company’s Senior Vice President and a non-independent board member, resigned and Anthony J. Paoni was elected to fill the board seat vacated by Mr. Sadle. The Board of Directors has determined that Mr. Paoni is “independent” as defined in the AMEX Company Guide.

Ron Pickett, President and CEO of Telkonet, stated, “Although the Board of Directors believes that the Company meets all of the continued listing criteria required by AMEX, and provided to AMEX the Company's detailed analysis of this issue in dialogue with AMEX representatives, we were disappointed to learn that AMEX disagreed with our position. We have taken immediate action to remedy what AMEX concluded was the Company's noncompliance with certain continued listing requirements. As a result of the actions the Company's Board of Directors has taken today, the board believes it has fully remedied the compliance issues raised by AMEX. The Company will continue to work directly with AMEX to conclude this matter."

Mr. Paoni, the Company’s new independent director, has been a faculty member at Northwestern University’s Kellogg School of Management since 1996. Previously, he spent 28 years in the
Contacts: Michael Porter President Porter, LeVay & Rose, Inc. 212.5644700 mike@plrinvest.com www.plrinvest.com Harrison G. Wise Rubenstein Public Relations 212.8438001 hwise@rubensteinpr.com

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information technology industry with market leading organizations that provided computer hardware, software and consulting services.

For the first 15 years of his career Professor Paoni managed sales and marketing organizations and in the later stages of his career he moved into general management positions starting with PANSOPHIC Systems Incorporated. This Lisle, Illinois based firm was the world’s fifth largest international software company prior to its acquisition by Computer Associates, Incorporated. Subsequently, he became chief operating officer of Cross Access, a venture capital funded software firm that provided industry-leading solutions to the heterogeneous database connectivity market segment. In addition, he has been president of two wholly-owned U.S. subsidiaries of Ricardo Consulting, a U.K.-based international engineering consulting firm focused on computer based automotive powertrain design. Prior to joining the Kellogg faculty, Professor Paoni was chief executive officer of Eolas, an Internet software company with patent pending Web technology - one of the key technology drivers responsible for the rapid adoption of the Internet platform.

Professor Paoni has been invited to speak at over 200 conferences. He is on the Board of Directors of Chamberlain Group (a subsidiary of Duchossois Industries) the world’s largest of manufacturer of door access systems. He serves on the Advisory Board Elite Labor Services and he is Chairman of the Executive Committee of XL TechGroup (www.xltg.com). From 1996 to 2006, Professor Paoni held directorships with CompuCom Systems (NASDAQ: CMPC), USF Corporation (NASDAQ: USFC), and served as Chairman of Arizona Technology Enterprises, the technology commercialization company at Arizona State University. Professor Paoni was appointed to Chicago Mayor Richard M. Daley’s Technology Advisory Board in 1999. In 1998 he was appointed as a Strategic Advisor to the US Navy for the CVX nuclear carrier program. He is also a fellow in the Diamond Exchange Network, which consists of thought leaders from academia and private industry.

In addition to teaching at the Kellogg School, Professor Paoni is a visiting faculty member at Arizona State University, WP Carey School of Business; Hong Kong University of Science and Technology, Graduate School of Business; Wissenschaftliche Hochschule für Untemehmensführung (WHU), Otto Beisheim Graduate School of Management, Germany; and The Sasin Graduate School of Business Administration, Chulalongkom University, Thailand. Professor Paoni obtained his BS in Mechanical Engineering in 1968 from Rochester Institute of Technology and his MBA in 1992 from the Kellogg School of Management, Northwestern University.

In addition to electing Mr. Paoni to the Company’s Board of Directors, the board unanimously adopted a formal procedure pursuant to which it will refer all proposed related party transactions directly to the Company’s Audit Committee for review, consideration and approval. Pursuant to SEC and AMEX rules, the Company is required to file a form 8K and a press release disclosing all of the foregoing before 5:30 PM EDT on April 23, 2007.

About Telkonet
Telkonet develops and markets technology for the high-speed transmission of secure voice, video and data communications over in-premise and shipboard electrical wiring. The revolutionary Telkonet iWire System utilizes proven powerline communications (PLC) technology to deliver commercial high-speed broadband access from an IP "platform" that is easy to deploy, reliable and cost-effective by leveraging a building's existing electrical infrastructure. Telkonet's products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets. Applications supported by the Telkonet "platform" include but are not limited to: VoIP telephones, Internet connectivity, local area networking, video teleconferencing, IP surveillance and a host of other IT services. For more information, please visit www.telkonet.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).